Exhibit 10.78

QUINTILES IMS HOLDINGS, INC.

Non-Employee Director Deferral Plan

Effective January 1, 2017

1.	Purpose of the Plan; Status as Sub-Plan.

The purpose of this Non-Employee Director Deferral Plan (the “Plan”) is to provide a convenient means for non-employee directors to increase their proprietary interest in Quintiles IMS Holdings, Inc., a Delaware corporation (the “Company”), in order to further align their interests with the interests of stockholders of the Company and to help the Company attract and retain qualified directors. The Plan allows non-employee directors to defer the receipt of cash compensation, with the ultimate payout of such deferred compensation to be in the form of Shares of Company common stock.

The Plan shall be deemed to be a subplan implementing the Company’s 2013 Stock Incentive Plan (the “2013 Plan”) or any other legally permissible successor plan. All references herein to 2013 Plan, shall also include references to the applicable sections of any legally permissible successor plans. Accordingly, Deferred Shares shall be deemed to be Awards governed by the 2013 Plan, and any Shares delivered in connection with such Awards shall be drawn from the 2013 Plan. The provisions of the 2013 Plan, are incorporated herein by reference. The effective date of the Plan is January 1, 2017 (the “Effective Date”).

2.	Definitions.

Capitalized terms used herein have the definitions specified in the 2013 Plan, (including “Award,” “Board,” “Exchange Act,” “Fair Market Value” and “Share”). In addition, certain capitalized terms are defined in Section 1 above and in other Sections below, and the terms set forth in this Section 2 have definitions as follows:

(a) Administrator: The Company’s Chief Human Resources Officer, and/or any other officer or committee of employees designated by the Committee to serve individually or by committee as Administrator.

(b) Change in Control: The occurrence of any of the following events after the Effective Date:

(i)	Any “person,” as such term is used in Section 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), acquires voting securities of the Company and immediately thereafter is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then-outstanding voting securities;

(ii)	Individuals who on January 1 of any year constitute the Board of Directors, and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on that January 1 or whose election or nomination for election was previously so approved or recommended, cease for any reason to constitute at least a majority thereof;

(iii)	There is consummated a merger, consolidation, recapitalization, or reorganization of the Company, or a reverse stock split of any class of voting securities of the Company, if, immediately following consummation of any of the foregoing, either (A) individuals who, immediately prior to such consummation, constitute the Board do not constitute at least a majority of the members of the board of directors of the Company or the surviving or parent entity, as the case may be, or (B) the voting securities of the Company outstanding immediately prior to such event do not represent (either by remaining outstanding or by being converted into voting securities of a surviving or parent entity) at least 50% or more of the combined voting power of the outstanding voting securities of the Company or such surviving or parent entity; or

(iv)	The stockholders of the Company have approved a plan of complete liquidation of the Company and there occurs a distribution pursuant to such plan of complete liquidation, and all material contingencies to the completion of the transaction have been satisfied or waived, or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction have a similar effect).

(c) Committee: The Leadership Development and Compensation Committee of the Board.

(d) Deferred Share: A bookkeeping entry, equivalent in value to one Share, credited to a Participant’s Plan Account under the Plan. A Deferred Share represents an Other Stock-Based Award under Section 10.2 of the 2013 Plan, (the terms of which are similar to a fully vested Restricted Stock Unit under 2013 Plan Article 8).

(e) Determination Date: As such term is defined in Section 6(b) of the Plan.

(f) Participant: Any director of the Company who is eligible to participate under Section 4 and has validly elected to participate in the Plan, from the earliest service period that is subject to his or her initial deferral election and for so long as such person continues to have Deferred Shares or other amounts credited to his or her Plan Account.

(g) Plan Account: A bookkeeping account to which cash amounts and Deferred Shares may be credited as deferred compensation.

(h) Plan Rights: Fees and other compensation subject to a valid election to defer under the Plan, any Plan Account and Deferred Shares and cash credited thereto, any rights to future distribution and any related rights of a Participant or a Beneficiary.

3.	Administration

The Plan will be administered by the Committee. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors). The foregoing notwithstanding, the Board may exercise any power or perform any function of the Committee, in which case any applicable reference to “Committee” herein shall be deemed to refer to the Board. No Participant shall participate in any determination relating solely or primarily to his or her Plan Rights. The foregoing notwithstanding, the Administrator will perform the functions assigned to it in the Plan together with all other ministerial functions under the Plan.

4.	Eligibility

A person serving as a director who, at the date an election to defer compensation may be validly filed, is not an employee of the Company or its subsidiaries, is eligible to become a Participant under this Plan.

5.	Voluntary Deferral of Cash Compensation

A person eligible under Section 4 may voluntarily elect to defer his or her cash compensation for services as a Company director, in accordance with the Plan.

(a) Compensation that May be Deferred. Compensation that may be deferred includes annual retainer fees for service on the Board or Board committees, including service as a Board or committee chair or in any leadership capacity, meeting fees for service on the Board or committees (if any), and any other cash fees paid for service as a director. The following items may not be deferred hereunder:

•	An equity award to a director that is accounted for under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”), even if such award is settled in cash;

•	Any reimbursement for expenses; and

•	Any compensation paid for services as an employee or consultant.

(b) Method Of Election. To elect to participate in the Plan, the Participant must complete and deliver to the Administrator a written election, not later than the latest of (1) 30 days after the date on which he or she commences service as a director of the Company, (2) 30 days after the Effective Date or (3), for deferrals to occur in the year following the filing of the election to defer, not later than December 31 of the year preceding that following year; provided that the Administrator may specify any other deadline (earlier or later than specified in (1) – (3) above) so long as such deadline ensures effective tax deferral by the Participant and conforms to all applicable requirements of Code Section 409A. The written election:

(i)	Shall be on a form specified by the Administrator.

(ii)	Shall permit Participant to designate all or a portion of the Participant’s cash compensation for the applicable year of service as a director as the amount to be deferred. The Administrator may determine whether this designation shall be as a dollar amount, a percentage or any other manner of designation.

(iii)	Shall permit the Participant to elect the time of distribution of Deferred Shares (subject to Section 6), which may be specific to the Deferred Shares resulting from deferral in a specified year (i.e., a different distribution election may apply to deferrals in different years).

(iv)	With respect to elections under both (ii) and (iii) above, shall remain effective for all future years of service unless the Participant makes a new valid election in a subsequent year by the applicable deadline for such elections or unless the Administrator has determined, and advised the Participant before such deadline, that the prior election will not remain in effect.

(v)	Shall apply only to director compensation that is payable for services performed after the filing of such election. Accordingly, if a new director were to elect to participate within the 30-day period after becoming a director, any fees paid after the date of the election allocable (as provided under Code Section 409A) to services performed during the 30-day period and before the date of the election would not be deferrable. This restriction may also apply to directors electing to participate within 30 days after the Effective Date.

(vi)	Shall be irrevocable to the extent provided under Code Section 409A; modifications to distribution elections are not permitted.

(c) Crediting of Deferred Shares; Dividend Equivalents and Adjustments. Deferred Shares and related amounts will be credited to a Participant’s Plan Account as follows:

(i)	The number of Deferred Shares to be credited on a given day will be determined by dividing (i) the amount of cash compensation to be deferred (and other cash then credited to the Plan Account) by (ii) 100% of the Fair Market Value of one Share on that day.

(ii)	The Administrator may determine to credit fractional shares (subject to reasonable rounding), or not to credit fractional shares but instead to carry forward in the Plan Account as a cash credit any amount that would have resulted in the crediting of a fractional share.

(iii)	The crediting of Deferred Shares to a Participant’s Account will occur on one or more days in each calendar quarter. Unless otherwise determined by the Administrator, such crediting will occur on the regular date on which cash retainer fees are paid to non-employee directors (or would be paid but for the director’s deferral election). If, on a date other than such regular quarterly payment date, any fees subject to deferral are payable to a director or any cash amounts are credited to the Participant’s Plan Account under Section 5(c)(iv) or (v) (dividend equivalents or adjustments), then, unless otherwise determined by the Administrator, those credited amounts will remain as cash credits until the next scheduled date for the crediting of Deferred Shares.

(iv)	Dividend equivalents will be credited on each Deferred Share, in a cash amount equal to the regular dividends (if any) or non-regular cash dividends (if any) paid on one Share. Such crediting will take place as of the payment date of the corresponding dividend.

(v)	Deferred Shares will be adjusted as provided under Section 4.4 of the 2013 Plan, provided that the Participant will have a legal right to an adjustment in the event of an equity restructuring as that term is used in FASB ASC 718, and provided further that any adjustment will take into account the extent of any crediting of dividend equivalents under Section 5(c)(iv) in connection with the events triggering the adjustment. An adjustment may be effected through the crediting of additional cash to the Participant’s Plan Account, if so determined by the Committee.

6.	Distributions.

(a) Generally. All distributions from a Participant’s Plan Account will be made after termination of the Participant’s service as a director of the Company as provided in Section 6(b), upon a Change in Control as provided in Section 6(c) or in the event of Participant’s death as provided in Section 6(d). A distribution of Deferred Shares shall be in the form of whole Shares equal to the number of Deferred Shares being distributed, provided that any distribution on a final distribution date will include payment of the value of any fractional Share in cash based on the Fair Market Value of a Share as of that distribution date together with payment of any cash balance in the Participant’s Plan Account.

(b) Distributions Elected by the Participant. With regard to Deferred Shares or other Account balances resulting from deferrals in a given calendar year, a Participant may elect distributions as follows, subject to Section 6(d) (applicable in the event of Participant’s death):

•	As a lump sum on the first business day of the calendar year immediately following the date on which the Participant has a separation from service with the Company (the “Determination Date”);

•	As a lump sum on the fifth anniversary of the Determination Date; or

•

As annual installments payable commencing on the Determination Date or the fifth anniversary of the Determination Date (and in subsequent years on the first day of the month in which the Determination Date fell), such number of installments (not to exceed ten if commencing on the Distribution Date or five if commencing on the fifth anniversary of the Determination date), to be elected by the Participant in accordance with Section 5(b). The Shares distributable in a given installment will be determined by dividing the number of Deferred Shares then credited to the Participant’s account by the number of remaining scheduled installments (including the given installment), with the resulting number of Deferred Shares rounded down to the nearest whole Share, with no payment in lieu of a fractional share until the final installment is distributed. Any cash distributable in a given installment will be determined in a similar manner, reduced to the nearest whole cent.

The Participant shall elect the distribution date for deferrals at the same time as he or she elects to participate in the Plan under Section 5(b), provided that, if no valid election relating to distribution is on file, the Participant shall be deemed to have elected a lump sum distribution to be made on the Determination Date.

(c) Change In Control. In the event of a Change in Control that constitutes (or involves related transactions that constitute) a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets within the meaning of Treasury Regulation § 1.409A-3(i)(5)(v) – (vii) and any successor thereto (a “409A Change in Control”), Deferred Shares will be distributed in a lump sum not later than five business days after the 409A Change in Control, provided that such distribution shall be simultaneous with the 409A Change in Control if necessary to permit Participants to participate in a transaction that is related to the 409A Change in Control, such as a merger or tender offer.

(d) Death of the Participant. In the event of the Participant’s death, all remaining Deferred Shares and any other amounts credited to the Participant’s Plan Account will be distributed not later than the end of the calendar year following the year of death in accordance with applicable regulations (including proposed regulations) under Code Section 409A.

(e) Effect of Participant Becoming an Employee or Consultant. If a Participant ceases to serve as a director but becomes or has become an employee of or consultant to the Company or any of its subsidiaries, whether such Participant will be deemed to have a separation from service for purposes of Section 6(b) will be determined in accordance with Treasury Regulation § 1.409A-1(h).

7.	Nontransferability of Plan Rights; Forfeiture.

Plan Rights, including Deferred Shares and any other amounts credited to the Participant’s Plan Account, are subject to the restrictions on transferability applicable to an Award as set forth in Section 11.1 of the 2013 Plan, including provisions permitting the designation of a Beneficiary. No provision of the Plan imposes any risk of forfeiture on a Participant’s Plan Rights, except that those rights will remain forfeitable to the extent the compensation deferred that resulted in the Deferred Shares or cash credited to the Plan Account would have been forfeitable or subject to recoupment absent deferral.

8.	Other Provisions

(a) Unfunded Plan. The Plan is subject to Section 20.11 of the 2013 Plan. Accordingly, the interest of each Participant in Plan Rights shall be that of a general creditor of the Company, and Plan Rights shall at all times be maintained by the Company as bookkeeping entries evidencing unfunded and unsecured general obligations of the Company. The Plan shall be unfunded, and therefore no money or other assets of the Company shall be set aside for any Participant.

(b) Other Applicable 2013 Plan Provisions. For reference, applicable provisions of the 2013 Plan include (but are not limited to) the provisions relating to legal compliance (2013 Plan Sections 20.4, 20.5 and 20.6), governing law (2013 Plan Section 20.17), limitation on rights as a stockholder or rights to continue in service (2013 Plan Article 16), and severability (2013 Plan Section 20.3).

(c) Successors and Assigns. The Plan shall be binding on all successors and assigns of the Company and each Participant, including a Participant’s Beneficiaries, estate and any executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

(d) Amendment and Termination. The Board or the Committee may amend, modify, suspend or terminate the Plan, but no such action may be taken if it would materially and adversely affect the rights of a Participant under the Plan without such Participant’s consent. Unless earlier terminated by action of the Board, the Plan will remain in effect until such time as no Shares remain available for delivery under the Plan and the Company has no further rights or obligations under the Plan.

(e) Section 409A of the Code; Tax Obligations. Other provisions of this Plan notwithstanding, if any distribution under the Plan could cause a Participant to incur an accelerated or additional tax or penalty under Code Section 409A, such payment or other benefits will be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code (for instance, if the Participant is a “specified employee” within the meaning of Section 409A of the Code and would receive a distribution hereunder within six months after a separation from service, such distribution shall be delayed until the earlier of the Participant’s death or six months and one day following the Participant’s separation from service), or otherwise such payment or other benefits will be restructured (but not reduced), to the extent possible, in a manner reasonably determined by the Administrator to not cause such an accelerated or additional tax or penalty. The Plan, in its terms and operation, is intended to comply with Code Section 409A and will be interpreted accordingly, and will be automatically modified to the extent necessary to so comply. References herein to a Participant’s termination of employment or separation from service shall be deemed to refer to the date upon which the Participant has a “separation from service” within the meaning of Code Section 409A. Each distribution hereunder, including each installment if installments are elected, constitutes a “separate payment” for purposes of Code Section 409A. The Participant remains responsible for all taxes payable by the Participant in respect of the compensation deferred under the Plan, Plan Rights and distributions hereunder, including any accelerated or additional tax or penalty under Code Section 409A, and the Company will not indemnify, “gross-up” or otherwise reimburse the Participant for any tax obligation resulting to the Participant from participation in the Plan or otherwise relating to Participant’s compensation as a director of the Company.